Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare reports FIRST quarter 2025 results

Nashville, Tenn., April 25, 2025 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2025.

Key first quarter metrics (all percentage changes compare 1Q 2025 to 1Q 2024 unless otherwise noted):

•
Revenues totaled $18.321 billion
•
Net income attributable to HCA Healthcare, Inc. totaled $1.610 billion, or $6.45 per diluted share
•
Adjusted EBITDA totaled $3.733 billion
•
Cash flows from operating activities totaled $1.651 billion
•
Same facility admissions increased 2.6 percent and same facility equivalent admissions increased 2.8 percent

“The solid fundamentals we saw in our business the past several quarters continued into the first quarter of 2025,” said Sam Hazen, Chief Executive Officer of HCA Healthcare. “As we look to the rest of the year, we remain encouraged by our performance, the overall backdrop of growing demand for healthcare services, and the investments we’ve made across our networks to serve our communities better.”

Revenues in the first quarter of 2025 totaled $18.321 billion, compared to $17.339 billion in the first quarter of 2024. Net income attributable to HCA Healthcare, Inc. totaled $1.610 billion, or $6.45 per diluted share, compared to $1.591 billion, or $5.93 per diluted share, in the first quarter of 2024. Results for the first quarter of 2024 include gains on sales of facilities of $201 million, or $0.57 per diluted share, primarily related to the sale of a hospital facility in California.

For the first quarter of 2025, Adjusted EBITDA totaled $3.733 billion, compared to $3.353 billion in the first quarter of 2024. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions increased 2.6 percent and same facility equivalent admissions increased 2.8 percent in the first quarter of 2025, compared to the prior year period. Same facility emergency room visits increased 4.0 percent in the first quarter of 2025, compared to the prior year period. Same facility inpatient surgeries increased 0.2 percent, and same facility outpatient surgeries declined 2.1 percent in the first quarter of 2025, compared to the same period of 2024. Same facility revenue per equivalent admission increased 2.9 percent in the first quarter of 2025, compared to the first quarter of 2024.

Balance Sheet and Cash Flows from Operations

As of March 31, 2025, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.060 billion, total debt of $44.576 billion, and total assets of $59.798 billion. During the first quarter of 2025, capital expenditures totaled $991 million, excluding acquisitions. Cash flows provided by operating activities in the first quarter of 2025 totaled $1.651 billion, compared to $2.469 billion in the first quarter of 2024.

During the first quarter of 2025, the Company repurchased 7.762 million shares of its common stock at a cost of $2.506 billion. The Company had $8.259 billion remaining under its repurchase authorization as of March 31, 2025. As of March 31, 2025, the Company had $7.766 billion of availability under its credit facility.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.72 per share on the Company’s common stock. The dividend will be paid on June 30, 2025 to stockholders of record at the close of business on June 16, 2025.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2025 Guidance

Today, the Company reaffirmed its 2025 estimated guidance ranges issued on January 24, 2025.

The Company’s guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding volume growth coupled with an anticipated mostly stable operating environment, payer mix, the ongoing impacts of the two major 2024 hurricanes, the impact of current and future health care public policy developments, as well as general business or economic conditions, including inflation, and the impact of trade policies, including tariffs, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and are subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at

https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of March 31, 2025, HCA operated 192 hospitals and approximately 2,500 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2025, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) changes in or related to general economic or business conditions nationally and regionally in our markets, including inflation, and the impact of trade policies, including changes in, or the imposition of, tariffs and/or trade barriers; changes in revenues resulting from declining patient volumes; changes in payer mix (including increases in uninsured and underinsured patients); potential increased expenses related to labor, pharmaceuticals, supply chain or other expenditures; workforce disruptions; supply and pharmaceutical shortages and disruptions (including as a result of tariffs or geopolitical disruptions); and the impact of potential federal government shutdowns, holds on or cancellations of congressionally authorized spending and interruptions in the distribution of governmental funds, (2) the impact of current and future health care public policy developments and possible changes to other federal, state or local laws and regulations affecting the health care industry, including the expiration of enhanced premium tax credits for individuals eligible to purchase insurance coverage through federal and state-based health insurance marketplaces and changes in the structure and administration of, and funding for, federal and state agencies and programs, (3) the impact of our significant indebtedness and the ability to refinance such indebtedness on acceptable terms, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) the ability to achieve operating and financial targets, attain expected levels of patient volumes and revenues, and control the costs of providing services, (6) possible reductions or other changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs, Medicaid waiver programs or state directed payments, that may negatively impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (7) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (8) personnel-related capacity constraints, increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) the emergence of and effects related to pandemics, epidemics and outbreaks of infectious diseases or other public health crises, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) the impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of actual and potential cybersecurity incidents or security breaches involving us or our vendors and other third parties, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and the impact of interoperability requirements, (23) the impact of natural disasters, such as hurricanes and floods, including Hurricanes Milton and Helene, physical risks from changing global weather patterns or similar events beyond our control on our assets and activities and the communities we serve, (24) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies or as a result of judicial decisions, (25) the results of our efforts to use technology and resilience initiatives, including artificial intelligence and machine learning, to drive efficiencies, better outcomes and an enhanced patient experience and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2024 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2025		2024
	Amount	Ratio	Amount	Ratio
Revenues	$18,321	100.0%	$17,339	100.0%

Salaries and benefits	7,997	43.6	7,707	44.4
Supplies	2,764	15.1	2,671	15.4
Other operating expenses	3,845	21.0	3,606	20.9
Equity in (earnings) losses of affiliates	(18)	(0.1)	2	—
Depreciation and amortization	860	4.7	795	4.5
Interest expense	547	3.0	512	3.0
Gains on sales of facilities	(1)	—	(201)	(1.2)

	15,994	87.3	15,092	87.0

Income before income taxes	2,327	12.7	2,247	13.0

Provision for income taxes	502	2.7	445	2.6

Net income	1,825	10.0	1,802	10.4

Net income attributable to noncontrolling interests	215	1.2	211	1.2

Net income attributable to HCA Healthcare, Inc.	$1,610	8.8	$1,591	9.2

Diluted earnings per share	$6.45		$5.93

Shares used in computing diluted earnings per share (millions)	249.440		268.016

Comprehensive income attributable to HCA Healthcare, Inc.	$1,640		$1,583

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,060	$1,933
Accounts receivable	11,088	10,751
Inventories	1,794	1,738
Other	2,316	1,992
	16,258	16,414

Property and equipment, at cost	63,680	62,514
Accumulated depreciation	(33,942)	(33,100)
	29,738	29,414

Investments of insurance subsidiaries	550	569
Investments in and advances to affiliates	657	662
Goodwill and other intangible assets	10,237	10,093
Right-of-use operating lease assets	2,132	2,131
Other	226	230

	$59,798	$59,513

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,488	$4,276
Accrued salaries	1,857	2,304
Other accrued expenses	3,767	3,899
Long-term debt due within one year	3,519	4,698
	13,631	15,177

Long-term debt, less debt issuance costs and discounts of $432 and $369	41,057	38,333
Professional liability risks	1,497	1,544
Right-of-use operating lease obligations	1,860	1,863
Income taxes and other liabilities	2,191	2,041

Stockholders' (deficit) equity:
Stockholders' deficit attributable to HCA Healthcare, Inc.	(3,519)	(2,499)
Noncontrolling interests	3,081	3,054
	(438)	555
	$59,798	$59,513

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

First Quarter

Unaudited

(Dollars in millions)

	2025	2024
Cash flows from operating activities:
Net income	$1,825	$1,802
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(327)	(90)
Inventories and other assets	(360)	77
Accounts payable and accrued expenses	(1,000)	(517)
Depreciation and amortization	860	795
Income taxes	492	444
Gains on sales of facilities	(1)	(201)
Amortization of debt issuance costs and discounts	11	9
Share-based compensation	98	87
Other	53	63

Net cash provided by operating activities	1,651	2,469

Cash flows from investing activities:
Purchase of property and equipment	(991)	(1,118)
Acquisition of hospitals and health care entities	(227)	(96)
Sales of hospitals and health care entities	161	310
Change in investments	28	2
Other	(3)	(1)

Net cash used in investing activities	(1,032)	(903)

Cash flows from financing activities:
Issuances of long-term debt	5,233	4,483
Net change in revolving credit facilities	220	(1,880)
Repayment of long-term debt	(3,895)	(2,066)
Distributions to noncontrolling interests	(220)	(152)
Payment of debt issuance costs	(57)	(40)
Payment of dividends	(180)	(185)
Repurchase of common stock	(2,506)	(1,180)
Other	(90)	(196)

Net cash used in financing activities	(1,495)	(1,216)

Effect of exchange rate changes on cash and cash equivalents	3	(1)

Change in cash and cash equivalents	(873)	349
Cash and cash equivalents at beginning of period	1,933	935

Cash and cash equivalents at end of period	$1,060	$1,284

Interest payments	$539	$538
Income tax payments, net	$10	$1

HCA Healthcare, Inc.

Operating Statistics

	First Quarter
	2025	2024
Operations:
Number of Hospitals	192	188
Number of Freestanding Outpatient Surgery Centers*	125	121
Licensed Beds at End of Period	50,571	49,724
Weighted Average Beds in Service	42,862	42,564

Reported:
Admissions	576,361	560,869
% Change	2.8%
Equivalent Admissions	1,012,090	981,521
% Change	3.1%
Revenue per Equivalent Admission	$18,102	$17,666
% Change	2.5%
Inpatient Revenue per Admission	$19,349	$18,923
% Change	2.3%
Patient Days	2,836,616	2,781,596
% Change	2.0%
Equivalent Patient Days	4,981,098	4,867,793
% Change	2.3%
Inpatient Surgery Cases	133,759	133,398
% Change	0.3%
Outpatient Surgery Cases	246,620	252,835
% Change	-2.5%
Emergency Room Visits	2,518,716	2,428,914
% Change	3.7%
Outpatient Revenues as a Percentage of Patient Revenues	37.3%	36.9%
Average Length of Stay (days)	4.922	4.959
Occupancy**	76.9%	75.2%

Same Facility:
Admissions	568,265	553,887
% Change	2.6%
Equivalent Admissions	987,645	960,994
% Change	2.8%
Revenue per Equivalent Admission	$18,047	$17,543
% Change	2.9%
Inpatient Revenue per Admission	$19,370	$18,910
% Change	2.4%
Inpatient Surgery Cases	132,303	132,080
% Change	0.2%
Outpatient Surgery Cases	242,471	247,786
% Change	-2.1%
Emergency Room Visits	2,486,489	2,391,529
% Change	4.0%

* Excludes freestanding endoscopy centers (26 centers at March 31, 2025 and 24 centers at March 31, 2024).

** Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2025	2024
Revenues	$18,321	$17,339

Net income attributable to HCA Healthcare, Inc.	$1,610	$1,591
Gains on sales of facilities (net of tax)	(1)	(154)
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	1,609	1,437
Depreciation and amortization	860	795
Interest expense	547	512
Provision for income taxes	502	398
Net income attributable to noncontrolling interests	215	211

Adjusted EBITDA (a)	3,733	$3,353

Adjusted EBITDA margin (a)	20.4%	19.3%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$6.45	$5.93
Gains on sales of facilities	-	(0.57)
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	$6.45	$5.36

Shares used in computing diluted earnings per share (millions)	249.440	268.016

(a)
Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles ("GAAP"). These non-GAAP financial measures are adjusted to exclude losses (gains) on sales of facilities and losses on retirement of debt. We believe net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that adjustments, including losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2025 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2025
	Low	High
Revenues	$72,800	$75,800

Net income attributable to HCA Healthcare, Inc. (a)	$5,850	$6,290
Depreciation and amortization	3,495	3,565
Interest expense	2,230	2,320
Provision for income taxes	1,800	1,950
Net income attributable to noncontrolling interests	925	975

Adjusted EBITDA (a) (b)	$14,300	$15,100

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$24.05	$25.85

Shares used in computing diluted earnings per share (millions)	243.000	243.000

The Company's forecasted guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)
The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)
Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles ("GAAP"). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our healthcare facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.